Exhibit 10.3

RESTRICTED STOCK UNIT GRANT AGREEMENT

1.  Grant of Award.  World Fuel Services Corporation, a Florida corporation (the “Company”) has awarded to Michael S. Clementi (the “Participant”), effective as of                           , (the “Grant Date”),                            restricted stock units (the “Restricted Stock Units” or “RSUs”) corresponding to the same number of shares (the “Shares”) of the Company’s common stock, par value US$0.01 per share (the “Common Stock”).  The Restricted Stock Units have been granted under the Company’s 2006 Omnibus Plan, as it may be amended from time to time (the “Plan”), which is incorporated herein for all purposes, and pursuant to that certain Employment Agreement between the Company and the Participant dated as of January 1, 2008, as it may be amended from time to time (the “Employment Agreement”), and the grant of Restricted Stock Units shall be subject to the terms, provisions and restrictions set forth in this Agreement and the Plan.  As a condition to entering into this Agreement, and as a condition to the issuance of any Shares (or any other securities of the Company), the Participant agrees to be bound by all of the terms and conditions set forth in this Agreement, the Plan and the Employment Agreement.

2.  Definitions.  Capitalized terms and phrases used in this Agreement shall have the meaning set forth below.  Capitalized terms used herein and not defined in this Agreement, shall have the meaning set forth in the Plan.

(a)  “Cause” means “Cause” as defined in Section 3.1(d) of the Employment Agreement.

(b)  “Disability” as defined in Section 3.1(b) of the Employment Agreement.

(c)  “Employment Term” as defined in Section 1 of the Employment Agreement.

(d)  “Good Reason” means “Good Reason” as defined in Section 3.3(c) of the Employment Agreement.

(e)  “Restricted Period” means “Restricted Period” as defined in Section 4.1 of the Employment Agreement.

(f)  “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder.

(g)  “Section 409A Disability” means a “disability” within the meaning of Section 409A.

(h)  “Separation from Service” means a termination of employment with the Company and its Subsidiaries that constitutes a “separation from service” within the meaning of Section 409A.

(i)  “Termination Date” means the date on which the Participant is no longer an employee of the Company or any Subsidiary.

3.  Vesting and Forfeiture of Shares.  (a)  Subject to the provisions of this Section 3, 50% of the Restricted Stock Units shall become vested on the third anniversary of the Grant Date and the remaining 50% of the Restricted Stock Units shall become vested on the fourth anniversary of the Grant Date (each date on which vesting is to occur being a “Vesting Date”), provided that the Participant’s employment with the Company continues through and until the applicable Vesting Date.  Except as otherwise provided in this Section 3, there shall be no proportionate or partial vesting of the Restricted Stock Units prior to the applicable Vesting Date.  Termination of employment with the Company to accept immediate re-employment with a Subsidiary, or vice-versa, or termination of employment with a Subsidiary to accept immediate re-employment with a different Subsidiary, shall not be deemed termination of employment for purposes of this Section 3.

(b)  The vesting of the Restricted Stock Units shall be accelerated if and to the extent provided in this Section 3(b):

(i)  (A)  Except as otherwise determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”) as set forth in Section 3(b)(i)(B) hereof, the Restricted Stock Units shall become fully vested and nonforfeitable in the event that a Change of Control occurs while the Participant is employed by the Company or any Subsidiary.  The vested Restricted Stock Units shall be converted, as of the effective date of the Change of Control, into a fully vested fixed cash amount equal to the product of (x) fair market value (as determined by the Committee in its discretion) of the per Share consideration received by holders of Shares in the transaction constituting the Change of Control and (y) the number of Shares subject to the Restricted Stock Units (the “CIC Cash-Out Amount”).  The CIC Cash-Out Amount shall be credited with interest at the 10-year U.S. Treasury Securities rate or, if greater as of the effective date of the Change of Control, the prime rate as published in the Wall Street Journal, during the period commencing upon consummation of the Change of Control and ending on the date that the CIC Cash-Out Amount is paid to the Participant in accordance with Section 5(b) hereof.

(B)  Notwithstanding Section 3(b)(i)(A) hereof, if in the event of a Change of Control the Committee determines that the successor company shall assume or substitute for the Restricted Stock Units as of the date of the Change of Control, then the vesting of the Restricted Stock Units that are assumed or substituted for shall not be so accelerated as a result of such Change of Control.  For this purpose, the Restricted Stock Units shall be considered assumed or substituted for only if (1) the Restricted Stock Units that are assumed or substituted for vest at the times that the Restricted Stock Units would have vested pursuant to this Agreement, and (2) following the Change of Control, the assumed or substituted award confers the right to receive, for each Restricted Stock Unit, immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may provide that the consideration to be received upon the vesting of any Restricted Stock Unit will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change of Control.  The determinations of (1) whether the RSUs shall be assumed or substituted in accordance with this Section 3(b)(i)(B) or shall convert into the CIC Cash-Out Amount in accordance with Section 3(b)(i)(A) hereof and (2) in the event that this Section 3(b)(i)(B) is applicable, such substantial equality of value of consideration shall be made by the Committee in its sole discretion and such determinations shall be conclusive and binding.  The award resulting from the assumption or substitution of the Restricted Stock Units by the successor company shall continue to vest after the Change of Control transaction in accordance with the vesting schedule set forth in Section 3(a) hereof, and shall be referred to hereafter as the “Acquirer RSUs”.  Notwithstanding the preceding sentence, in the event of termination of the Participant’s employment by the successor company or its affiliates without Cause or by the Participant for Good Reason within 24 months following such Change in Control, the portion of the Acquirer RSUs that had not vested as of the date of the Change in Control and that did not otherwise become vested after the Change in Control shall become vested as of the last day of the Restricted Period as defined in the Employment Agreement, provided, however, that such vesting shall be conditioned upon Participant’s compliance with Sections 4 and 6 of the Employment Agreement throughout the Restricted Period.

(ii)  In the event that the Participant’s employment with the Company and its Subsidiaries is terminated prior to the Vesting Date due to the Participant’s death, the Participant shall immediately vest in any Restricted Stock Units (or, if applicable, Acquirer RSUs) that would have vested within 1 year after the Termination Date and the balance of the Restricted Stock Units (or, if applicable, Acquirer RSUs) shall be immediately forfeited.  The Participant shall not forfeit any CIC Cash-Out Amount as a result of any such termination.

(iii)  In the event that the Participant’s employment with the Company and its Subsidiaries is terminated prior to a Vesting Date by the Company and its Subsidiaries by reason of the Participant’s Disability, the Participant shall vest on the last day of the Restricted Period in the then unvested Restricted Stock Units (or, if applicable, Acquirer RSUs) that would have vested on or before the first anniversary of the Termination Date (the “First Anniversary”) if the Participant had continued to be employed by the Company through and including the First Anniversary; provided, however, that such vesting shall be conditioned upon Participant’s compliance with Sections 4 and 6 of the Employment Agreement throughout the Restricted Period.  Restricted Stock Units (or, if applicable, Acquirer RSUs) in excess of those which may vest pursuant to this Section 3(b)(iii) shall be immediately forfeited upon the Termination Date.  The Participant shall not forfeit any CIC Cash-Out Amount as a result of any such termination.

(iv)  In the event that the Participant’s employment with the Company and its Subsidiaries is terminated prior to the Vesting Date by the Company without Cause or the Employment Term expires and the Participant’s employment terminates on the expiration date of the Employment Agreement, then, the Participant shall vest on the last day of the Restricted Period in the portion, if any, of the Restricted Stock Units (or, if applicable, Acquirer RSUs) that has not previously vested; provided, however, that such vesting shall be conditioned upon Participant’s compliance with his obligations under Sections 4 and 6 of the Employment Agreement throughout the Restricted Period.  The Participant shall not forfeit any CIC Cash-Out Amount as a result of any such termination.

(v)  Nothing in this Section 3 or this Agreement shall be deemed to limit or modify the non-competition, confidentiality or non-solicitation restrictions that the Participant is already subject to, which restrictions shall continue to be separately enforceable in accordance with their terms.

(c)  Except as otherwise provided in Section 3(b) hereof, in the event that the Participant’s employment with the Company and its Subsidiaries is terminated prior to the applicable Vesting Date, the Participant shall immediately forfeit all of the Restricted Stock Units (or, if applicable, Acquirer RSUs) that were not vested on or before the Termination Date; provided that the Participant shall not forfeit any CIC Cash-Out Amount.

4.  Adjustment.  The number of RSUs are subject to adjustment by the Committee in the event of any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of the Common Stock or the payment of a stock dividend on Common Stock, or any other increase or decrease in the number of Shares effected without receipt or payment of consideration by the Company.

5.  Settlement of Restricted Stock Units.

(a)  Delivery of Stock.  The Company shall deliver the Shares corresponding to the vested Restricted Stock Units which are the subject of this Agreement (or, if applicable, the consideration corresponding to the vested Acquirer RSUs) to the Participant within 30 days following the applicable Vesting Date; provided that, in the event that a portion of the Restricted Stock Units (or, if applicable, Acquirer RSUs) become vested in connection with a termination of the Participant’s employment (i) due to death, the Company shall deliver the Shares or other consideration with respect to such vested portion within 30 days following the Termination Date, or (ii) due to a Section 409A Disability or any Separation from Service that results in payment pursuant to Section 3(b)(i)(B), Section 3(b)(iii) or Section 3(b)(iv) hereof, the Company shall deliver any Shares or other consideration that the Participant becomes entitled to receive within 30 days following the second anniversary of the Termination Date.

(b)  Delivery of CIC Cash-Out Amount.  The Company shall deliver to the Participant the CIC Cash-Out Amount (plus interest credited thereon) within 30 days following the Vesting Date applicable to the Restricted Stock Units to which the CIC Cash-Out Amount relates, provided that in the event of the Participant’s termination of employment prior to the applicable Vesting Date (i) due to death, the Company shall deliver the CIC Cash-Out Amount within 30 days following the Termination Date, or (ii) due to a Section 409A Disability or a

Separation from Service for any reason, the Company shall deliver the CIC Cash-Out Amount within 30 days following the second anniversary of the Termination Date.

(c)  Death of Participant.  The Participant may designate, by written notice to the Company’s Secretary, a beneficiary or beneficiaries to whom any vested RSUs (or, if applicable, the CIC Cash-Out Amount or Acquirer RSUs) and the Participant’s Cash Account (as defined below) shall be transferred upon the death of the Participant.  In the absence of such designation, or if no designated beneficiary survives Participant, such vested RSUs (or, if applicable, the CIC Cash-Out Amount or Acquirer RSUs) and the Participant’s Cash Account shall be transferred to the legal representative of the Participant’s estate.  No such transfer of the RSUs (or, if applicable, the CIC Cash-Out Amount or Acquirer RSUs), or the right to the Shares corresponding to such RSUs (or, if applicable, shares corresponding to Acquirer RSUs) or any portion thereof into Common Stock (or, if applicable, shares of the Acquirer), shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and with a copy of the will and/or such evidence as the Committee deems necessary to establish the validity of such transfer or right to convert, and an agreement by the transferee, administrator, or executor (as applicable) to comply with all the terms of this Agreement that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with this grant.

(d)  Settlement Conditioned Upon Satisfaction of Tax Obligations.  Notwithstanding the foregoing, the Company’s obligation to deliver any consideration pursuant to this Section 5 shall be subject to, and conditioned upon, satisfaction of the Participant’s obligations relating to the applicable federal, state, local and foreign withholding or other taxes pursuant to Section 9 hereof.

6.  Rights with Respect to Stock Represented by Restricted Stock Units.

(a)  No Rights as Shareholder until Delivery.  Except as otherwise provided in this Section 6, the Participant shall not have any rights, benefits or entitlements with respect to any Shares subject to this Agreement unless and until the Shares have been delivered to the Participant.   On or after delivery of the Shares, the Participant shall have, with respect to the Shares delivered, all of the rights of a shareholder of the Company, including the right to vote the Shares and the right to receive all dividends, if any, as may be declared on the Shares from time to time.

(b)  Dividend Equivalents.

(i)  Cash Dividends.  As of each date on which the Company pays a cash dividend with respect to its Shares, the Company shall credit to a bookkeeping account (the “Cash Account”) for the Participant an amount equal to the cash dividend that would have been payable with respect to the Shares corresponding to the RSUs which are the subject of this Agreement as if those Shares had been issued and outstanding as of the dividend payment date.  The value of the Participant’s Cash Account shall vest, and be distributable to the Participant, at the same time as the RSUs (or, if applicable, Acquirer RSUs) vest and the Shares corresponding to the RSUs (or, if applicable, the consideration corresponding to Acquirer RSUs) are distributed to the Participant.  In the event that

Restricted Stock Units are converted into the CIC Cash-Out Amount pursuant to Section 3(b)(i)(A) hereof, the Cash Account that relates to such Restricted Stock Units shall be added to the CIC Cash-Out Amount and shall be paid to the Participant in accordance with Section 5(b) hereof.

(c)  Stock Dividends.  As of each date on which the Company pays a stock dividend with respect to its Shares, the Shares corresponding to the Restricted Stock Units shall be increased by the stock dividend that would have been payable with respect to the Shares that correspond to the Restricted Stock Units, and shall be subject to the same vesting requirements as the Restricted Stock Units, to which they relate, and to the extent vested, shall be distributed at the same time as Shares corresponding to vested Restricted Stock Units are distributed

7.  No Assignment of RSUs.  The Participant may not, directly or indirectly, sell, pledge or otherwise transfer any Restricted Stock Units or Acquirer RSUs or any rights with respect to the Cash Account or, if applicable, the CIC Cash-Out Amount.

8.  Registration Statement.  The Participant acknowledges and agrees that the Company has filed a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “1933 Act”) to register the Shares under the 1933 Act.  The Participant acknowledges receipt of the Prospectus prepared by the Company in connection with the Registration Statement.  Prior to conversion of the RSUs into Shares, or exercise of any substituted option, the Participant shall execute and deliver to the Company such representations in writing as may be requested by the Company in order for it to comply with the applicable requirements of federal and state securities law.

9.  Taxes; Potential Forfeiture.

(a)  Payment of Taxes.  On or prior to the date on which any Shares corresponding to any vested Restricted Stock Units (or, if applicable, consideration in respect of Acquirer RSUs) are delivered or cash attributable to the Participant’s vested Cash Account or, if applicable, the CIC Cash-Out Amount, is paid, the Participant shall remit to the Company an amount sufficient to satisfy any applicable federal, state, local and foreign withholding or other applicable taxes.  No Shares corresponding to any Restricted Stock Units (or, if applicable, consideration corresponding to Acquirer RSUs) which have vested, or any cash attributable to the Participant’s Cash Account or, if applicable, the CIC Cash-Out Amount, shall be delivered or paid to the Participant until the foregoing obligation has been satisfied.

(b)  Alternative Payment Methods and Company Rights.  The Company may, at its option, permit the Participant to satisfy his or her obligations under this Section 9, by tendering to the Company a portion of the Shares (or, if applicable, consideration in respect of Acquirer RSUs) that otherwise would be delivered to the Participant pursuant to the Restricted Stock Unit (or, if applicable, Acquirer RSUs).  In the event that the Participant fails to satisfy his or her obligations under this Section 9, the Participant agrees that the Company shall have the right to satisfy such obligations on the Participant’s behalf by taking any one or more of the following actions (such actions to be in addition to any other remedies available to the Company):  (1) withholding payment of salary, bonuses or any other amounts payable to the

Participant (e.g., expense reimbursements), (2) selling all or a portion of the Shares underlying the Restricted Stock Units (or, if applicable, consideration underlying Acquirer RSUs) in the open market, or (3) withholding and cancelling all or a portion of the Shares corresponding to the vested Restricted Stock Units (or, if applicable, consideration corresponding to Acquirer RSUs). Any acquisition of Shares corresponding to Restricted Stock Units (or, if applicable, consideration corresponding to Acquirer RSUs) by the Company as contemplated hereby is expressly approved by the Committee as part of the approval of this Agreement.

(c)  Forfeiture for Failure to Pay Taxes.  If and to the extent that the Participant fails to satisfy his or her obligations under this Section 9 and the Company does not exercise its right to satisfy those obligations under the preceding paragraph with respect to any RSUs (or, if applicable, Acquirer RSUs) or any portion of the vested Cash Account or, if applicable, the CIC Cash-Out Amount, within 30 days after the date on which the Shares corresponding to the vested RSUs (or, if applicable, the consideration corresponding to vested Acquirer RSUs) or vested Cash Account or, if applicable, the CIC Cash-Out Amount otherwise would be delivered pursuant to Section 5(a) or (c) hereof or within 30 days after the date on which the vested Cash Account or, if applicable, the CIC Cash-Out Amount, otherwise would be paid pursuant to Sections 5 and 6(b) hereof, as applicable, the Participant immediately shall forfeit any rights with respect to the portion of the RSUs (or, if applicable, Acquirer RSUs) or vested Cash Account or, if applicable, the CIC Cash-Out Amount to which such failure relates.

10.  No Effect on Employment.  Except as otherwise provided in the Employment Agreement, the Participant’s employment with the Company and any Subsidiary is on an at-will basis only.  Accordingly, subject to the terms of such Employment Agreement, nothing in this Agreement or the Plan shall confer upon the Participant any right to continue to be employed by the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to terminate the employment of the Participant at any time for any lawful reason whatsoever or for no reason, with or without Cause and with or without notice.  Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company.

11.  Other Benefits.  Except as provided below, nothing contained in this Agreement shall affect the Participant’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company or any Subsidiary.

12.  Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13.  Plan Governs.  This Agreement is subject to all of the terms and provisions of the Plan.   In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

14.  Governing Law/Jurisdiction.  The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction.   Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Miami-Dade County, Florida.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida.  Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

15.  Committee Authority.  The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons, and shall be given the maximum deference permitted by law.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

16.  Captions.  The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

17.  Agreement Severable.  In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

18.  Miscellaneous.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  The Participant expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein.  This Agreement and the Plan can be amended or terminated by the Company to the extent permitted under the Plan.  Amendments hereto shall be effective only if set forth in a written statement or contract executed by a duly authorized member of the Committee.  The Participant shall at any time and from time to time after the date of this Agreement, do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may reasonably be required to give effect to the terms hereof, or otherwise to satisfy and perform Participant’s obligations hereunder.

19.  Compliance with Section 409A.

(a)  If and to the extent that the Committee believes that the Restricted Stock Units (including, if applicable, the Acquirer RSUs) or rights to the Cash Account or, if applicable, the CIC Cash-Out Amount, may constitute a “nonqualified deferred compensation plan” under Section 409A, the terms and conditions set forth in this Agreement (and/or the provisions of the Plan applicable thereto) shall be interpreted in a manner consistent with the applicable requirements of Section 409A, and the Committee, in its sole discretion and without the consent of the Participant, may amend this Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines necessary or appropriate to comply with applicable requirements of Section 409A.

(b)  If and to the extent required to comply with Section 409A:

(i)  Payments or delivery of Shares (or, if applicable, consideration in respect of Acquirer RSUs) or cash in respect of the Participant’s Cash Account or, if applicable, the CIC Cash-Out Amount, under this Agreement may not be made earlier than (u) the Participant’s Separation from Service, (v) the date the Participant incurs a Section 409A Disability, (w) the Participant’s death or (x) a “specified time (or pursuant to a fixed schedule)” specified in this Agreement at the date of the deferral of such compensation;

(ii)  The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service; and

(iii)  If the Participant is a “specified employee”, a distribution on account of a Separation from Service may not be made before the date which is six months after the date of the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A that are applicable to this Agreement.

(c)  Notwithstanding the foregoing, the Company does not make any representation to the Participant that any consideration awarded pursuant to this Agreement is exempt from, or satisfies, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any beneficiary for any tax, additional tax, interest or penalties that the Participant or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, that either is consented to by the Participant or that the Company reasonably believes should not result in a violation of Section 409A, is deemed to violate any of the requirements of Section 409A.

20.  Unfunded Agreement.  The rights of the Participant under this Agreement with respect to the Company’s obligation to distribute Shares corresponding to vested RSUs (or, if applicable, consideration in respect of Acquirer RSUs) and the value of the Participant’s vested Cash Account or, if applicable, the CIC Cash-Out Amount, if any, shall be unfunded and shall not be greater than the rights of an unsecured general creditor of the Company.

21.  Stock Retention Policy.  The Participant understands that the Committee has adopted a policy that requires the Participant to retain ownership of half (50%) of the Shares acquired by Participant hereunder (net of the number of Shares which would need to be sold to satisfy any applicable taxes owed upon conversion), for a period of five (5) years after issuance of such Shares (or until the Participant’s employment with, and services for, the Company and its

Subsidiaries terminates, if earlier).   The Participant agrees to comply with such policy, and any modifications thereof that may be adopted by the Committee from time to time.

22.  Stock Ownership Policy.  The Participant understands that the Committee has adopted a policy that requires the Participant to own a multiple of the Participant’s base salary, determined by leadership level, in Common Stock.  The Participant agrees to comply with such policy and any modifications thereof that may be adopted by the Committee from time to time.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

WORLD FUEL SERVICES CORPORATION

By:

Name:

Title:

PARTICIPANT

Signature:
Print Name:	Michael S. Clementi